                                                                    EXHIBIT 19.3

SECOND ADDENDUM REPORT ON THE
OYU TOLGOI EXPLORATION PROJECT
SOUTH GOBI REGION, MONGOLIA
PREPARED FOR
IVANHOE MINES LTD.

                                              GILDAR J. ARSENEAU, PH.D., P. GEO.
                                                            CONSULTING GEOLOGIST
                                                                    JUNE 5, 2002

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    ROSCOE POSTLE ASSOCIATES INC.

TABLE OF CONTENTS

                                                                            PAGE
SUMMARY..........................................................             1
SOUTHWEST OYU MINERAL RESOURCE ESTIMATE..........................             4
    Drill Hole Database..........................................             5
    Block Model..................................................             6
        Rock Code Model..........................................             6
        Density Model............................................             7
        Grade Model..............................................             8
        Block Model Validation and Results.......................             9
        Resource Classification..................................            10
SIGNATURE PAGE...................................................            12
CERTIFICATE OF QUALIFICATIONS....................................            13
APPENDIX 1.......................................................            15

LIST OF TABLES

                                                                                                        PAGE
Table 1: Southwest Oyu Inferred Mineral Resource Estimate AMEC May 2002.......................            5
Table 2: Bulk Density Determinations for Southwest Oyu........................................            7
Table 3: Southwest Oyu Inferred Mineral Resource Estimate to depth of 600m....................           11
Table 4: Southwest Oyu Inferred Mineral Resource Estimate below depth of 600m.................           11

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    ROSCOE POSTLE ASSOCIATES INC.

SUMMARY

    Roscoe Postle Associates Inc. (RPA) has been retained by Ivanhoe Mines Ltd. to prepare a second addendum to the Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by RPA on January 11, 2002 for Ivanhoe Mines Ltd. (the Technical Report). The purpose of this addendum is to review the Mineral Resource estimate for the Southwest Oyu prepared by AMEC E&C Services Limited (AMEC) on May 29, 2002 and to comply with the requirements of National Instrument 43-101. This report is to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the Technical Report. This addendum report is not intended to be a stand-alone report and therefore does not follow the complete table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report replaces the first addendum dated March 19, 2002 and should be read in conjunction with the Technical Report. For all other sections pertaining to requirements of National Instrument 43-101F1, the reader is referred to the Technical Report.

    The Southwest Oyu deposit is geologically distinct and physically separate from the nearby Central Oyu zone of supergene mineralization. On May 29, 2002, Ivanhoe announced that AMEC E&C Services Limited of Toronto, Ontario had completed a second preliminary copper and gold Mineral Resource estimate for the northern portion of the Southwest Oyu zone. Gildar J. Arseneau, Ph.D., P. Geo., RPA Consulting Geologist, has reviewed and verified the Southwest Oyu Mineral Resource estimate.

    The Southwest Oyu Mineral Resource was estimated by AMEC with 3-dimensional block model utilizing MineSight(R), a commercial mine planning software. To carry out its review of the Southwest Oyu Mineral Resource, RPA converted the 3-dimensional database to Gerncom(R), another commercially available mine planning software. RPA re-estimated the Southwest Oyu Mineral Resource using the same and different interpolation parameters as utilized by AMEC.

    The Southwest Oyu database consists of assay data for 37 diamond drill holes totaling 21,050 metres. The drill core was logged at the site and geological information was transferred to digital files containing drill hole survey locations, down hole survey data, geological,

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    ROSCOE POSTLE ASSOCIATES INC.

geophysical and assay data. RPA has reviewed the QA/QC data and notes that the analytical reproducibility is better for copper than gold. AMEC notes that the quality of the assay database is adequate for the estimation of an Inferred Mineral Resource. In RPA's opinion, the digital drill hole database is adequate for resource estimation and the information collected is in keeping with standard industry practices for this type of exploration target.

    The Southwest Oyu Block model is organized on an orthogonal grid with 20m by 20m block size and a 15m bench height. Copper and gold grades have been composited to 15m before grade interpolation. Each block in the model is comprised of six separate models, one for rock code, density, copper grade, gold grade, copper equivalent grade and percent ore model. Rock codes have been assigned to the block model by first constructing 3-dimensional solids of the high grade portion of the deposit, the three major post mineral dikes, the SW fault zone and the top of the hypogene mineralization. Because the bulk of the mineralization is within basaltic andesite, a bulk density of 2.80 has been selected for the resource estimation. RPA recommends that the bulk density determination program be continued and expanded to include both mineralized and unmineralized samples. Copper and gold values have been interpolated into the model by ordinary kriging. RPA has reviewed the AMEC variography study and concurs with its conclusions.

    Interpolation of gold and copper grades have been restricted within zone boundaries, for example, samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 4 for Zone 2 and 3 for Zone 1. A maximum of 3 composites (Zone
2) and 2 composites (Zone 1) were allowed per drill hole. Un-sampled intervals that were not assigned a dike rock code were ignored during compositing. RPA recommends that these un-sampled intervals be assigned a 0.0 grade and included in the next Mineral Resource estimation.

    RPA re-estimated the Mineral Resource using the same interpolation parameters as defined by AMEC. RPA also estimated the Mineral Resource using inverse distance weighting to the second power to interpolate the grades. RPA also re-composited the assay data to 5m lengths within the geological domains and re-estimated the Mineral Resource using ordinary kriging and

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    ROSCOE POSTLE ASSOCIATES INC.

inverse distance to the second power. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 8 for Zones 1 and 2. A maximum of 6 composites were allowed per drill hole. The results of RPA's check estimates were consistent with the AMEC results.

    Based on the data reviewed, RPA concludes that the Mineral Resource at Southwest Oyu has been estimated in a manner that is in keeping with standard industry practice for this type of deposit. RPA cautions that it may be premature at this stage of exploration to use an equivalent copper grade as cut-off because only very preliminary metallurgical testing has been performed and the proper NSR ratios of each metal cannot be confirmed.

              SOUTHWEST OYU INFERRED MINERAL RESOURCE ESTIMATE AMEC
                           MAY 2002 TO DEPTH OF 950 M
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

   CUTOFF GRADE
COPPER EQUIVALENT (1) (%)            TONNES         Cu (%)    Au (g/t)
          0.70                    199,300,000        0.63       1.12
          0.60                    309,000,000        0.55       0.88
          0.50                    468,500,000        0.48       0.70
          0.40                    654,400,000        0.45       0.59
          0.30                    820,700,000        0.38       0.52
          0.20                    940,800,000        0.35       0.48

    Note(1) Based on US$300 per ounce gold and US$0.80 per pound copper at 100% metal recovery

    Although the mineralization continues to a depth of 950m, RPA believes that it is premature to classify the mineralization below a depth of 600m as a Mineral Resource at cut off grades below 1.0% CuEQ until further drilling and studies have been completed. Under NI43-101, classification as a Mineral Resource requires reasonable prospects of economic extraction.

    RPA also notes that some of the Mineral Resource at Southwest Oyu could be re-classified as Indicated when the gold re-assaying program is completed.

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    ROSCOE POSTLE ASSOCIATES INC.

SOUTHWEST OYU MINERAL RESOURCE ESTIMATE

    Roscoe Postle Associates Inc. (RPA) has been retained by Ivanhoe Mines Ltd. to prepare a second addendum to the Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by RPA on January 11, 2002 for Ivanhoe Mines Ltd. (the Technical Report). The purpose of this addendum is to review the Mineral Resource estimate for the Southwest Oyu prepared by AMEC E&C Services Limited (AMEC) on May 29, 2002 and to comply with the requirements of National Instrument 43-101F1. This report is to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the Technical Report. This addendum report is not intended to be a stand-alone report and therefore does not follow the complete table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report replaces the first addendum report dated March 19, 2002 and should be read in conjunction with the Technical Report. For all other sections pertaining to requirements of National Instrument 43-101F1, the reader is referred to the Technical Report.

    The Southwest Oyu deposit is geologically distinct and physically separate from the nearby Central Oyu zone of supergene mineralization. The two zones are about one kilometer apart. The Southwest Oyu deposit contains significant hypogene copper-gold mineralization. For this reason, the primary emphasis of the current drilling program has been focused on Southwest Oyu and the Central Oyu supergene zone is of secondary importance at this time, although there is exploration potential for hypogene mineralization beneath Central Oyu.

    In December 2001, Ivanhoe commissioned AMEC E&C Services Limited (AMEC) to prepare an independent Mineral Resource estimate of the Southwest Oyu zone. On May 29, 2002, Ivanhoe announced that AMEC had completed a second preliminary copper and gold Mineral Resource estimate for the northern portion of the Southwest Oyu zone. AMEC reported an Inferred Mineral Resource at the Southwest Oyu zone as summarised in Table 1.

    To comply with the requirements of National Instrument 43-101, RPA has reviewed the Mineral Resource for the Southwest Oyu deposit prepared by AMEC. The results of our technical review are presented as an addendum to RPA's Technical Report on the Oyu Tolgoi

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    ROSCOE POSTLE ASSOCIATES INC.

Project dated January 11, 2002. Gildar J. Arseneau, Ph.D., P. Geo., RPA Consulting Geologist, has reviewed and verified the Southwest Oyu Mineral Resource estimate.

        TABLE 1: SOUTHWEST OYU INFERRED MINERAL RESOURCE ESTIMATE
                                  AMEC MAY 2002
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

CUTOFF GRADE COPPER
 EQUIVALENT (1) (%)               TONNES         Cu (%)     Au (g/t)
       0.70                    199,300,000        0.63       1.12
       0.60                    309,000,000        0.55       0.88
       0.50                    468,500,000        0.48       0.70
       0.40                    654,400,000        0.45       0.59
       0.30                    820,700,000        0.38       0.52
       0.20                    940,800,000        0.35       0.48

    Note(1) Based on US$300 per ounce gold and US$0.80 per pound copper at 100% metal recovery

    The Southwest Oyu Mineral Resource was estimated by AMEC using a 3-dimensional block model utilizing MineSight(R), a commercial mine planning software. To carry out its review of the Southwest Oyu Mineral Resource, RPA converted the 3-dimensional database to Gemcom(R), another commercially available mine planning software. RPA re-estimated the Southwest Oyu Mineral Resource using the same and different interpolation parameters as utilized by AMEC. RPA also reviewed a draft report on the Southwest Oyu Mineral Resource Estimate prepared by AMEC.

DRILL HOLE DATABASE

    The Southwest Oyu database consists of assay data for 37 diamond drill holes totaling 21,050 metres. A complete list of the drill holes used for the Mineral Resource estimate are listed at the end of this report in Appendix 1. The drill core was logged at the site and geological information was transferred to digital files containing drill hole survey locations, down hole survey data, geological, geophysical and assay data. All drill hole co-ordinates and down hole survey data have been validated and corrected by AMEC and Ivanhoe personnel. RPA has reviewed the corrected data with AMEC personnel in Vancouver.

    Extensive geological information was recorded for each sample including: lithology, phase and intensity of alteration, mineralogy, quartz vein frequency and magnetic susceptibility.

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AMEC has prepared statistical plots of the various geological parameters in order to identify possible correlation between alteration minerals and copper-gold mineralization. This analysis shows that there is a general increase of copper and gold grades with an increase in intensity of quartz veining and higher magnetic susceptibility. The statistical analysis also identified a distinct mineralized zone based on gold to copper ratios (g/t Au:% Cu). A higher grade zone (Zone 2) was defined by a 2:1 or greater Au:Cu ratio. RPA concurs with these observations. RPA also notes that there is a positive correlation between copper and gold grades.

    All original assays for copper and gold have been carried out by Analabs Pty. Ltd. at its facility in Ulaanbaatar, Mongolia. AMEC carried out checks and validations (QA/QC) for both copper and gold assays and concluded that "generally analytical results for copper were satisfactory but poor to moderate for gold". RPA has reviewed the QA/QC data and notes that the analytical reproducibility is better for copper than gold. RPA notes that the quality of the assay database is adequate for the estimation of an Inferred Mineral Resource. Ivanhoe has recently modified its QA/QC protocols to include regular inclusion of standard reference material, field duplicates and blank samples.

    RPA notes that the digital drill hole database is adequate for Mineral Resource estimation and that the information collected is in keeping with standard industry practices for this type of exploration target.

BLOCK MODEL

    The Southwest Oyu Block model was organized on an orthogonal grid with 20m by 20m block size and a 15m bench height. Copper and gold grades were composited to 15m before grade interpolation. Each block in the model comprises six separate models, one for rock code, density, copper grade, gold grade, copper equivalent grade and percent ore model.

ROCK CODE MODEL

    Rock codes were assigned to the block model by first constructing 3-dimensional solids of the high grade portion of the deposit, the three major post mineral dikes, the SW fault zone and the top of the hypogene mineralization. If a block was 50% by volume above the hypogene

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    ROSCOE POSTLE ASSOCIATES INC.

surface, the block was excluded from the resource estimation. Similarly, if a block was 50% by volume across the SW fault boundary the block was excluded from the resource estimation. For those blocks that were partially occupied by post mineral dikes, the proportion of the block that was occupied by dike material was recorded in the percent ore model. The percent model was used to reduce the total block volume during resource tabulation.

    RPA has reviewed the 3-dimensional solids for the high grade zone, the post mineral dikes and the SW fault zone and has found them to be acceptable for Mineral Resource estimation and block modeling construction. The 3-dimensional solids for the dikes and the high grade zone will require additional modification as more drilling information becomes available.

    AMEC decided to ignore any un-sampled intervals that were not captured by the dike solids during rock model coding. RPA believes that ignoring these un-sampled intervals will result in an overestimation of the tonnage of the deposit by a small amount. RPA recommends that these un-sampled intervals be assigned a 0.0 grade and included in the next Mineral Resource estimation.

 DENSITY MODEL

    A total of 378 bulk density determinations have been estimated by Ivanhoe, the majority of these (247) were from basaltic andesite, the main mineralized unit. Table 2 summarises the results of the bulk density determinations for the Southwest Oyu deposit.

 TABLE 2: BULK DENSITY DETERMINATIONS FOR SOUTHWEST OYU IVANHOE MINES LTD. OYU
                                 TOLGOI PROJECT

           ROCK TYPE (1)          AVERAGE BULK  S.D.    NUMBER OF
                                    DENSITY           DETERMINATIONS
Basaltic Andesite                    2.80       0.10       247
Quartz Monzodiorite                  2.74       0.10        54
Hornblende-Biotite Andesite Dike     2.70       0.11        39
Rhyolite Dike                        2.67       0.15        13
Basaltic Dike                        2.75       0.07         7
Hydrothermal Breccia                 2.84       0.06         6
Fault Zone                           2.82       0.11        12

Note: (1) Table compiled by AMEC

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    Bulk density determinations for the quartz monzodiorite unit include both mineralized and unmineralized samples. Because the bulk of the mineralization is within basaltic andesite, a bulk density of 2.80 was selected for the Mineral Resource estimation. RPA agrees that 2.80 is an appropriate bulk density for this type of deposit. RPA recommends that the bulk density determination program be continued and expanded to include both mineralized and unmineralized samples. Efforts should be made to record the style and intensity of mineralization, alteration assemblage as well as level of fracturing for each sample selected for bulk density.

GRADE MODEL

    All assay data have been composited to 15m intervals prior to grade estimation. The composites have been tagged with their corresponding rock code for grade interpolation. An analysis of grade distribution revealed that grade capping was not necessary for resource estimation at this stage. RPA notes that a single assay of 91.6 g/t Au obtained in hole OTRCD169 from 284m to 286m should be re-assayed to confirm this high grade value. RPA also notes that grade capping strategies should be reviewed from time to time as the project progresses and more assay data become available.

    Copper and gold values have been interpolated into the model by ordinary kriging. Kriging parameters were obtained by examining the spatial continuity of the composited data by variography. Although the data are sparse, reasonable variograms were obtainable for the down hole direction (azimuth 040(degree), dip -60(degree)) for both copper and gold. The sample variogram data have been used to construct spherical variogram models. The models consisted of a nugget effect and two nested spherical models. The copper and gold variograms show that the greatest continuity trends northwest for the shorter range structure and northeast for the longer range structure. Both are steeply dipping. Ranges are typically longer for copper than gold.

    RPA has reviewed the AMEC variography study and concurs with its conclusions.

    Interpolation was restricted within zone boundaries; for example, samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required

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    ROSCOE POSTLE ASSOCIATES INC.

to estimate a block was set to 4 for Zone 2 and 3 for Zone 1. A maximum of 3 composites (Zone 2) and 2 composites (Zone 1) were allowed per drill hole.

BLOCK MODEL VALIDATION AND RESULTS

    To validate and verify the block model results published by Ivanhoe on May 29, 2002, RPA re-estimated the Mineral Resource using the same interpolation parameters as defined by AMEC. RPA also validated the resource model by inspection of plans and sections. The plots included drill hole composite values to allow direct comparison of composite grades to kriged values. The checks displayed good agreement between drill hole composite values and kriged cell values. As a check, RPA also estimated the Mineral Resource using inverse distance weighting to the second power to interpolate the grades.

    RPA re-composited the assay data to 5m lengths within the geological domains and re-estimated the Mineral Resource based on 5m composites. RPA re-evaluated the variography for the 5m composites and found that the 5m composited data showed similar trends to the 15m composited data. RPA estimated the Mineral Resource using the 5m composited data by ordinary kriging and by inverse distance weighting to the second power to interpolate the grades. Grade interpolations were restricted within zone boundaries; samples from zone 1 were not used to interpolate grades into blocks of zone 2 and vice-versa. A maximum of 15 composites were used to estimate a block grade. The minimum number of composites required to estimate a block was set to 8 for Zones 1 and 2. A maximum of 6 composites were allowed per drill hole.

    All methods yielded similar results to the AMEC estimate and the minor differences between each method are acceptable for this type of deposit and the method of estimation.

    Based on the data reviewed, RPA concludes that the Mineral Resource at Southwest Oyu was estimated in a manner that is in keeping with standard industry practice for this type of deposit.

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RESOURCE CLASSIFICATION

    All interpolated blocks that were within 150m of a composite have been classified as Inferred, and all other interpolated blocks have not been included as part of the Mineral Resource estimate. The Mineral Resource for die Southwest Oyu deposit is classified as Inferred Mineral Resource in accordance with the CIM standards (Anon., 2000). The Mineral Resource was reported at CuEQ ($0.80) copper equivalent cut-off grades. The equivalent was calculated after copper and gold grades were estimated into the block model using the formula:

                   CuEQ ($0.80) = % Cu + (Au g/t * 9.65)/17.64

    The equivalent grade was calculated to reflect a price of US$0.80 per pound of copper and US$300 per ounce of gold and assuming 100% metal recovery.

    RPA cautions that it may be premature at this stage of exploration to use an equivalent copper grade as cut-off because only very preliminary metallurgical testing has been performed, and the proper NSR ratios of each metal cannot be confirmed. RPA also notes that the Inferred Mineral Resource as stated by Ivanhoe on May 29, 2002 extends to a depth of 950 m.

    Although the mineralization continues to a depth of 950m, RPA believes that it is premature to classify the mineralization below a depth of 600m as a Mineral Resource at cut offs below 1.0% CuEQ until further drilling and studies have been completed. Under NI43-101, classification as a Mineral Resource requires reasonable prospects of economic extraction. Table 3 summarises the Inferred Mineral Resource to a depth of 600m below the surface and Table 4 summarises the Inferred Mineral Resource between 600m and 950m below surface.

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            TABLE 3: SOUTHWEST OYU INFERRED MINERAL RESOURCE ESTIMATE
                                TO DEPTH OF 600M
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

      CUTOFF GRADE
COPPER EQUIVALENT (1) (%)    TONNES     Cu (%)  Au (g/t)
--------------------------------------------------------
          0.70             148,800,000   0.66     1.10
--------------------------------------------------------
          0.60             252,400,000   0.55     0.83
--------------------------------------------------------
          0.50             392,600,000   0.48     0.66
--------------------------------------------------------
          0.40             552,800,000   0.42     0.56
--------------------------------------------------------
          0.30             684,100,000   0.38     0.50
--------------------------------------------------------
          0.20             757,300,000   0.36     0.46
--------------------------------------------------------

Note (1) Based on US$300 per ounce gold and US$0.80 per pound copper at 100% metal recovery

            TABLE 4: SOUTHWEST OYU INFERRED MINERAL RESOURCE ESTIMATE
                               BELOW DEPTH OF 600M
                     IVANHOE MINES LTD. OYU TOLGOI PROJECT

      CUTOFF GRADE
COPPER EQUIVALENT (1) (%)    TONNES     Cu (%)  Au (g/t)
--------------------------------------------------------
          2.0               4,000,000    0.80     2.60
--------------------------------------------------------
          1.8               8,000,000    0.76     2.40
--------------------------------------------------------
          1.6              13,000,000    0.72     2.20
--------------------------------------------------------
          1.4              17,000,000    0.68     2.10
--------------------------------------------------------
          1.2              21,000,000    0.65     1.90
--------------------------------------------------------
          1.0              26,000,000    0.61     1.80
--------------------------------------------------------

Note (1) Based on US$300 per ounce gold and US$0.80 per pound copper at 100% metal recovery

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    ROSCOE POSTLE ASSOCIATES INC.

SIGNATURE PAGE

SECOND ADDENDUM REPORT ON OYU TOLGOI
EXPLORATION PROJECT
SOUTH GOBI, MONGOLIA

PREPARED FOR:
IVANHOE MINES LTD.

PREPARED BY:

"Gildar J. Arseneau "
----------------------------------
Gildar J. Arseneau, Ph.D., P.Geo.
Consulting Geologist
ROSCOE POSTLE ASSOCIATES INC.
June 5,2002

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    ROSCOE POSTLE ASSOCIATES INC.

CERTIFICATE OF QUALIFICATIONS

        As an author of this report entitled "Second Addendum Report on the Oyu Tolgoi Exploration Licence South Gobi Region, Mongolia" Prepared for Ivanhoe Mines Ltd. and dated June 5, 2002, I hereby make the following statements:

    A. My name is Gildar J. Arseneau and I am a Consulting Geologist with Roscoe Postle Associates Inc. My office address is Suite 2000, 1066 West Hastings, Vancouver, British Columbia M5J2H7.

    B. I am a Qualified Person for the purposes of National Instrument 43-101 of the Canadian Securities Administrators. I have received the following degrees in Geological Sciences:

            B.Sc. 1979 - University of New Brunswick, Fredericton, New Brunswick

            M.Sc. 1984 - University of Western Ontario, London, Ontario

            Ph.D. 1995 - Colorado School of Mines, Golden, Colorado.

        I am registered as a Professional Geoscientist in the Province of British Columbia. I am a Member of the Canadian Institute of Mining, Metallurgy and Petroleum, and a member of the BC and Yukon Chamber of Mines.

        The Technical Report is based on my personal review of technical reports and data provided by Ivanhoe Mines Ltd. (the Issuer) and its consultants, on discussions with the Issuer's staff and on information available in public files. I have been practicing as a geologist for over twenty years. My relevant experience for the purpose of the Technical Report is:

        -   Mineral Reserve Audit of gold and base metal deposit in Quebec

        - Mineral Resource audit of major porphyry copper deposit in British Columbia

        - Mineral Resource estimations on gold projects in Canada, Mexico and USA

        -   Mineral Resource audit and review porphyry gold project Quebec

    C. I have been practicing as a professional geologist for over twenty years.

    D.  I am responsible for all the sections in this Addendum Report.

    E.  I did not visit the property to prepare this addendum report.

    F. I am not aware of any material fact or material change with respect to the subject matter of the Addendum Report that is not reflected in the Addendum Report, the omission to disclose which makes the Addendum Report misleading.

    G. I am independent of the Issuer applying the tests set out in section 1.5 of National Instrument 43-101.

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ROSCOE POSTLE ASSOCIATES INC.

    H. I have had no prior involvement with the property that is the subject of the Addendum Report.

    I.  I have read National Instrument 43-101F1.

    J. This addendum report was prepared to replace the section entitled "Southwest Oyu Mineral Resource Estimate" of the report entitled "Technical Report on the Oyu Tolgoi Exploration Project South Gobi Region, Mongolia prepared by Roscoe Postle Associates Inc. dated January 11, 2002". This addendum report is not intended to be a stand-alone report and therefore does not follow the table of contents proposed for technical reports as outlined in National Instrument 43-101F1. This addendum report should be read in conjunction with the Technical Report.

Dated at Vancouver, British Columbia
June 5, 2002                               Gildar J. Arseneau, Ph.D., P.Geo.

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     ROSCOE POSTLE ASSOCIATES INC.

APPENDIX 1

LIST OF DIAMOND DRILL HOLES USED FOR MINERAL RESOURCE ESTIMATION

Hole Name     Easting       Northing   Elevation    Length
OTD005     650308.65        4762667.9    1128.42   207.9
OTD009     650524.84       4763000.01    1132.29   242.9
OTD010     650825.65       4763299.71    1124.86   152.7
OTD011     650380.68       4763196.31    1133.28     100
OTD012     651079.53       4763411.43    1121.64   142.4
OTD160     650693.56       4763140.45    1128.88   460.7
OTD161     650773.83       4763082.11    1127.42     472
OTD162     650629.35       4763187.18    1129.83   362.5
OTD163     650549.86       4762936.11    1131.79   488.9
OTD165     650383.77       4762700.43    1130.66  530.65
OTD166      650702.4        4762980.6     1129.2   601.6
OTD167        650086          4762520       1121  415.45
OTD168        650183          4762853    1128.66  550.25
OTD170        650890          4762680     1127.3  534.55
OTD171      650556.7        4763083.6     1130.1   614.3
OTD172      650482.4        4762993.8     1132.2  771.97
OTD173      650631.5        4762885.2     1131.7   692.4
OTD174      650843.1        4763180.8     1124.3  554.36
OTD175      650739.2        4763193.5    1129.16  461.26
OTD176     650625.89        4763267.6     1126.9   674.9
OTD177     650519.89       4763207.97     1127.9   591.6
OTD178     650739.15        4763193.5    1129.16   448.8
OTD179      650762.3        4763238.7     1126.2     650
OTD180        650334        4762766.8     1129.1     897
OTD181        650912        4763279.1     1122.1   236.5
OTD183     650871.81        4763100.6       1125   853.9
OTD184      650545.2        4763103.2     1130.6     706
OTD185        650395          4763304       1131    1012
OTD189      650718.5        4763090.9     1127.5     332
OTD190      650446.9        4763172.1       1131     891
OTD195     650124.55       4762592.77       1121   786.4
OTD197     650335.06       4762775.52       1130   823.9
OTD200        650193          4763210       1132  1045.7
OTD203        650571          4763434       1125   754.5
OTD204        650065          4762740       1124   647.8
OTRCD150   650621.36       4763037.68    1130.57     591
OTRCD169      650553          4762940     1131.8   750.9

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